NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: April 29, 2004

FOR IMMEDIATE RELEASE

COMMUNITY FINANCIAL REPORTS RECORD ANNUAL EARNINGS
STAUNTON, VIRGINIA

            Community Financial Corporation (Nasdaq: CFFC), the holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the quarter and fiscal year ended March 31, 2004. For the fourth quarter ended March 31, 2004, Community Financial reported earnings of $821,000 or $0.38 per diluted share, compared to $580,000 or $0.28 per diluted share for the same period last year. The increase in net income for the current quarter compared to the March 31, 2003 quarter was due to both an increase in net interest income of approximately $271,000 and a one time rehabilitation tax credit of $204,000 offset by an increase in the provision for loan losses of $229,000. The rehabilitation tax credit arose from certain qualifying expenditures paid by the Company to renovate the historic post office building in Staunton, Virginia into the Bank's operations center. The rehabilitation tax credit increased diluted earnings per share by $.09.

            Earnings for the fiscal year ended March 31, 2004, were $3.5 million or $1.63 per diluted share compared to $2.9 million or $1.33 per diluted share, a 23% increase in diluted earnings per share. The increase in earnings for the fiscal year ended March 31, 2004 is attributable primarily to an increase in net interest income, the tax credit and the sale of the Bank's former mortgage banking subsidiary. The gain on the sale of the Bank's former mortgage banking subsidiary and the rehabilitation tax credit increased diluted earnings per share by $.25. The increase in net interest income is related to increases in the average balance of loans and securities outstanding during the year ended March 31, 2004. Loans outstanding, net of the allowance, at March 31, 2004 totaled $279.3 million, up 12% from $249.3 million from the prior year. Securities increased from $33.3 million at March 31, 2003 to $38.0 at March 31, 2004, a 14% increase. Deposits totaled $260.2 million at year end, up 5% from $247.2 million from the previous year.

            After reviewing the Company's financial position and operating results the Board of Directors approved a quarterly cash dividend of $0.10 per share payable May 26, 2004, to stockholders of record as of the close of business on May 12, 2004. Stockholders' equity totaled $29.3 million at March 31, 2004, representing a book value of $14.08 per share at such date. Finally, the Board of Directors set July 28, 2004 as the date for the Company's annual stockholders' meeting and June 1, 2004 as the record date for stockholder voting at that meeting.

            At March 31, 2004 Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona and Virginia Beach. Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

            Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.